Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
August 1, 2006	763-493-6370 / www.mocon.com

MOCON Announces 11% Increase in Second Quarter Net Income

MINNEAPOLIS, MN, August 1, 2006 – MOCON, Inc. (Nasdaq:MOCO) today reported its operating results for the quarter ended June 30, 2006.

Net sales for the second quarter 2006 were $6,340,000, a decrease of 1 percent compared to $6,382,000 for the second quarter 2005. Net income for the second quarter 2006 was $863,000, an 11 percent increase compared to $775,000 in the second quarter 2005.  Diluted net income per share was $0.16 in the second quarter 2006, a 14 percent increase compared to $0.14 for the same period in 2005.  Six-month sales increased to $12,859,000 compared to $12,827,000 for the first six months of 2005.  Net income and diluted net income per share were $1,998,000 and $0.36, respectively, for the first half of 2006, increases of 27 and 29 percent, respectively, compared to $1,569,000 and $0.28 for the same period in 2005.

The slight decrease in sales for the second quarter 2006 compared to the second quarter 2005 was primarily the result of decreased sales of the Company’s headspace analyzer, gas analyzer, and weighing and pharmaceutical products, offset somewhat by increases in sales of the Company’s permeation and leak detection products.  While the Company has experienced a slow-down in domestic orders across most product groups, sales to the Company’s foreign markets have increased by approximately the same amount.

Net income for the fiscal 2006 periods includes stock-based compensation expense required to be recognized as a result of the Company’s adoption of SFAS 123(R), “Share-Based Payment.”  This expense amounted to approximately $52,000 or $0.01 per share for the second quarter 2006 and $98,000 or $0.02 per share for the first six months of 2006.  This expense was not included in the Company’s operating results for the second quarter and first six months of 2005, as the effective date of the Company’s adoption of SFAS 123(R) was January 1, 2006.

“While we are very pleased to report increased net income for the second quarter 2006, we remain concerned about the softness in some of our domestic markets.  On the other hand, our international sales increased 30 percent for the second quarter 2006 compared to the same period in the prior year, and accounted for 60 percent of our second quarter 2006 sales.  Our expenditures on research and development increased 15 percent in the second quarter 2006 over the same period in the prior year and were 7 percent of our second quarter 2006 sales.  We expect that this continued investment in R&D will result in new products for our core gas detection, measurement and analysis markets,” commented Robert L. Demorest, MOCON President and CEO.

The Company continues to maintain a strong balance sheet, with cash and marketable securities totaling $10,716,000 as of June 30, 2006.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements  regarding MOCON’s continued investment in R&D resulting in new products for its core gas detection, measurement and analysis markets, and other statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Sales
Products	$5,864	$5,824	$11,945	$11,937
Consulting services	476	558	914	890
Total sales	6,340	6,382	12,859	12,827

Cost of sales
Products	2,435	2,605	4,910	5,246
Consulting services	243	240	469	482
Total cost of sales	2,678	2,845	5,379	5,728

Gross profit	3,662	3,537	7,480	7,099

Selling, general and administrative expenses	2,032	2,075	3,951	4,158
Research and development expenses	456	397	910	818
Operating income	1,174	1,065	2,619	2,123

Other income	163	107	319	198
Income from continuing operations before income taxes	1,337	1,172	2,938	2,321

Income taxes	474	387	962	611
Income from continuing operations	863	785	1,976	1,710

(Loss) gain from discontinued operations, net of tax	—	(10)	22	(141)

Net income	$863	$775	$1,998	$1,569

Basic net income per share:
Income from continuing operations	$0.16	$0.15	$0.37	$0.32
Loss from discontinued operations	—	(0.01)	—	(0.03)
Basic net income per share	$0.16	$0.14	$0.37	$0.29

Basic weighted average shares outstanding	5,425	5,356	5,415	5,348

Diluted net income per share:
Income from continuing operations	$0.16	$0.14	$0.36	$0.31
Loss from discontinued operations	—	—	—	(0.03)
Diluted net income per share	$0.16	$0.14	$0.36	$0.28

Diluted weighted average shares outstanding	5,515	5,531	5,501	5,526

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands)

BALANCE SHEET DATA:  (unaudited)

	June 30,	December 31,
	2006	2005
Assets:
Cash and marketable securities	$10,346	$8,851
Accounts receivable, net	4,007	4,362
Inventories	3,893	4,058
Other current assets	798	986
Total current assets	19,044	18,257
Marketable securities, noncurrent	370	170
Property, plant, and equipment, net	1,470	1,552
Other assets, net	3,542	3,678

Total assets	$24,426	$23,657

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,847	$4,418
Total long-term liabilities	305	440
Stockholders’ equity	20,274	18,799

Total liabilities and stockholders’ equity	$24,426	$23,657